UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV,
A LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

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UPDATE
- CONCERNING PACO’S $29 PER UNIT OFFER -

PLEASE READ

December 21, 2007

Dear Limited Partner of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Fund”):

On December 14, 2007, in our capacity as managing general partner of the Fund (the “General Partner”) we sent you a notice recommending that you not tender your limited partnership units in the Fund (“Units”) in an amended tender offer made by an entity named Paco Development, L.L.C. (“Paco”). We recently learned that Paco has extended its offer on the same terms. We renew our recommendation that you not tender your Units in the Paco offer based on the following factors, which are more fully explained in our prior notice:

t	You will lose the right to participate in any future distributions.

t	You may not be able to take advantage of the tax benefits outlined in Paco’s offer.

t	The potential tax benefits outlined in Paco’s offer are overstated because a portion of them have already been used.

t	The sum of the projected additional distributions plus the estimated tax benefits upon liquidation ($334.34) is greater than the estimated maximum value of Paco’s offer ($187.54).

t	The amount offered by Paco may be less than the current trading price of Units.

t	Paco may have an information advantage as to the value of the Fund.

t	You will pay $10 per Unit in transfer fees.

t	You will continue to receive a K-1 for the next two years.

In extending its offer, Paco distorted and misrepresented the facts concerning the General Partner's reimbursement of lost interest to the Fund in an apparent attempt to convince you to tender your Units to Paco when doing so does not make economic sense. The question you should be asking yourself is “If Paco’s allegations are true, then why does it want to purchase more Units?” The answer is simple—Paco is working with Everest Housing Investors 2, LP (“Everest”) to try to remove both general partners of the Fund so that they can exploit the remaining properties held by the Fund for their own benefit. The untrue allegations made by Paco mirror those made by Everest in its consent solicitation.

The facts surrounding the untrue allegations made by Paco in its extended offer are simple: in February 2007 the General Partner determined, through its own self-policing, that beginning in December 2006 the Fund’s cash had been invested in a below market interest bearing account as part of a banking arrangement that had the effect of creating financial benefits to affiliates of the General Partner. As a result, the General Partner terminated the relationship in February 2007. It was the General Partner that unilaterally determined it should reimburse the Fund for any lost interest. Once the General Partner finally determined the amounts and periods involved, it calculated the total amount of lost interest and reimbursed $428,553 to the Fund on August 9, 2007.

The Managing General Partner then self-reported these facts in filings with the Securities and Exchange Commission (“SEC”), including in the Form 10-K filed with the SEC on July 16, 2007 and the Form 8-K filed on July 20, 2007. In addition, when the SEC provided a comment letter to the Fund requesting certain additional details concerning the Form 8-K, the General Partner provided a detailed response to the SEC addressing all of its comments in a letter dated September 6, 2007. The SEC’s comment letter and the Fund’s response have been and continue to be available on the SEC’s website, www.sec.gov. You can locate these filings using the Fund’s CIK# 0000845035. The SEC has completed its review with no additional comments.

Unlike the General Partner, Paco should not be trusted to self-police or self-report. Paco is controlled by David Johnson. A judge in Nebraska has found that an entity controlled by Mr. Johnson “purchased a small fraction of a company or partnership in order to gain a toehold in the enterprise.” The judge observed that this was a strategy “to gain access to sensitive business information which, if successful, is then used for exploitation of either the business, its less sophisticated shareholders, or both.” This Nebraska judge also pointed out that a judge in Delaware found that Park’s attempts to obtain documents from an investment partnership was intended to “exploit informational asymmetries in a way which is injurious to the other unitholders and not legitimate under the law of our (sic) - the security laws of our nation, and probably not even under the securities laws of the states in which offers would be made, and probably not under consumer fraud laws.”

Earlier, in March 2002, a federal court civil jury also found that Mr. Johnson committed fraud and breach of fiduciary duty in his dealings with and management of tax credit limited partnerships. That same jury found that Mr. Johnson and an entity that he controlled “each acted with malice, oppression or fraud” and awarded compensatory damages and substantial punitive damages against Mr. Johnson.

Based on past history, it would be a mistake to tender your units to Paco.

Everest is currently conducting a consent solicitation seeking to obtain consents from Limited Partners for the removal of both general partners of the Fund. According to a Schedule 13D filed with the SEC, Paco was previously a member of a group that included Everest. The General Partner believes Paco will vote any Units it holds for the removal of the Fund’s general partners. This situation creates a potential conflict of interest for the General Partner because if Paco acquires additional Units through its offer, it would have additional Units to vote in favor of the removal of the Fund’s general partners pursuant to the consent solicitation being conducted by Everest.

We understand that between Everest’s consent solicitation, the initial, amended and extended tender offers being made by Paco and the General Partner’s responses to both situations, you are being bombarded with communications about your investment in the Fund. We regret that we are contributing to this process; however, SEC rules require that we respond to Paco’s tender offers and we believe the removal of the general partners of the Fund by Everest is not in the best interests of the Fund. We appreciate your continued support as we continue to seek to maximize the value of the Fund for all of the partners.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Paco offer, please call MMA Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time. If you would like a copy of our December 14, 2007 notice, please let us know and we will provide one to you.

This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would,” “goal” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Fund’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors. These factors may affect both the amount of distributions ultimately made by the Fund and the timing of such distributions and the liquidation of the Fund. The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Fund will be available in the filings that the Fund makes with the SEC. These filings may be accessed on the SEC’s web site at http://www.sec.gov.